Exhibit 99.3

                              AGREEMENT TO BE BOUND

                  BY VOICESTREAM REGISTRATION RIGHTS AGREEMENT

         The undersigned, TDSI Corporation, being the transferee from Telephone and Data Systems, Inc. ("TDS") of 35,570,493 shares of the common stock, par value $.001 per share (the "Registrable Securities"), of VoiceStream Wireless Corporation, a Delaware corporation (the "Company"), as a condition to the receipt of such Registrable Securities, acknowledges that matters pertaining to the registration of such Registrable Securities is governed by the Registration Rights Agreement dated as of May 4, 2000 initially among the Company and TDS as the original Holder referred to therein (the "Agreement"), and hereby (1) acknowledges receipt of a copy of the Agreement, and (2) agrees to be bound as a Holder by the terms of the Agreement, as the same has been or may be amended from time to time.

                  Agreed to this 27th day of December, 2000.

                                       TDSI CORPORATION


                                       By:      /s/ LeRoy T. Carlson, Jr.
                                                --------------------------------
                                                Name:    LeRoy T. Carlson, Jr.
                                                Title:   President


                  Address for notice:

                           TDSI Corporation
                           c/o Telephone and Data Systems, Inc.
                           30 North LaSalle, Suite 4000
                           Chicago, Illinois  60602
                           Attn:  Chairman
                           Telecopy No.:  312-630-9299

                  with a copy to:

                           Sidley & Austin
                           One First National Plaza
                           Chicago, Illinois  60603
                           Attn:  Michael G. Hron, Esq.
                           Telecopy No.:  312-853-7036